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                                                                    Exhibit 10.3

                                [EEX LETTERHEAD]





                                   May 8, 2002


Mr. O. Kirk Wardlaw
BP Exploration & Production Inc.
501 WestLake Park Blvd.
Houston, Texas 77079

                                    Re:      AREA OF MUTUAL INTEREST
                                             AGREEMENT
                                             Asset Purchase, Farmout & Joint
                                             Exploration Agreement dated 3/1/02
                                             Treasure Island Project
                                             OCS Gulf of Mexico

Dear Kirk:

Reference is made to that certain Asset Purchase, Farmout and Joint Exploration Agreement ("Agreement") dated as of March 1, 2002, and entered into by and between BP Exploration & Production Inc. ("BP") and EEX Corporation ("EEX").

Article 26.4 (Area of Mutual Interest) of Exhibit "D" to the Agreement provides for the creation of an area of mutual interest ("AMI") for each Prospect as set forth therein.

EEX has advised BP that certain circumstances may arise prior to August 15, 2002 that would cause EEX to desire a revision to the provisions of the Agreement pertaining to the AMI ("AMI Provisions"), so as to limit the AMI to apply to only those depths below a stratigraphic depth to be determined by the parties (the "Weld").

In recognition of such circumstances, BP and EEX agree as follows:

     1. On or before August 15, 2002, EEX may provide written notification to BP of its desire to revise the AMI Provisions to limit the AMI depths. Failure by EEX to timely provide such notification shall result in the Agreement and the AMI Provisions remaining unchanged.
     2. If EEX delivers the notice described in Paragraph 1. above, BP and EEX will enter into discussions to determine a mutually agreeable definition of the "Weld", so as to amend the AMI Provisions to set forth the depths that will be covered subsequent to August 15, 2002, by the amended AMI Provisions. However, EEX acknowledges and agrees that such negotiations are an accommodation by BP, and that neither party shall have any obligation to agree with respect to the

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        definition of the Weld. In the event BP and EEX are unable to mutually agree in writing on a definition of the "Weld" within twenty (20) days of August 15, 2002, the AMI Provisions shall be deemed to be terminated and Exhibit "D" of the Agreement amended to delete Article 26.4, effective as of August 15, 2002, unless otherwise mutually agreed by EEX and BP that the AMI will remain as originally drafted.
     3. Upon mutual written agreement for the definition of the "Weld", the parties shall substitute the language shown in Exhibit "A" for Article
        26.4 (Area of Mutual Interest) of Exhibit "D" to the Agreement.

Please execute one original of this Agreement to evidence our understanding in this matter.

                                            Sincerely yours,

                                            EEX CORPORATION

                                            /s/ Ben Davis

                                            Ben Davis

AGREED TO THIS 21/st/ DAY OF MAY, 2002.

BP EXPLORATION & PRODUCTION INC.

By:      /s/ O. Kirk Wardlaw
Title:   Attorney-in-Fact

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                                   EXHIBIT "A"

        Attached to and made a part of that certain Letter Agreement dated May 8, 2002, by and between BP Exploration & Production Inc. and EEX Corporation.

      26.4 Area of Mutual Interest. The Parties establish an Area of Mutual Interest ("AMI ") for each of the Prospects as set forth in Exhibit "A". The AMI shall be limited as to depths below the base of the "Weld". For purposes of this provision, the "Weld" is defined as
_______________________________________________________________________________.

Subsequent to the execution of the APA or this Agreement, if any Party hereto ("Acquiring Party") acquires either an oil and gas lease (or any interest therein) or any other mineral interest covering lands and/or water bottoms and/or seabeds lying within an AMI, or if the Acquiring Party is offered the opportunity to enter into any type of agreement by which such an interest may be earned or otherwise acquired by conducting drilling, seismic, or other operations on the lands lying within an AMI, then the Acquiring Party shall promptly notify the other Party(ies) ("Non-Acquiring Party(ies)") of such acquisition or such opportunity. Any interest acquired by a Party hereto in lands outside of the AMI, however, shall not be subject to the terms of this Section. The notification provided for in this Section shall contain all available title information, and copies of leases, agreements by which the interests may be acquired, and all other pertinent instruments. It shall also describe in detail the cost and expense of such acquisition and any other obligation which may be incurred pursuant thereto.

The Non-acquiring Party(ies) shall have the opportunity to participate in any acquisition hereunder, and in the working interest proportion set out under Exhibit "A" for the Prospect in which the acquisition of interest was made. As of the date of this Agreement, the interests of the Parties in the Leases, each Prospect, and each AMI, are BP-seventy-five percent (75%), and EEX-twenty-five percent (25%).

If the interest offered is a non-producing interest, and covers lands within the geographic confines of the AMI, and covers depths both above and below the Weld, and such interest was acquired at an OCS lease sale or via cash purchase from a third party, then a Non-acquiring Party may participate in the acquisition of such interest (as to depths below the base of the Weld) by bearing its proportionate share of one-half of the total costs incurred by the Acquiring Party.

If the interest offered was acquired via a purchase of producing properties, and such properties produce from depths below the base of the Weld, then a Non-acquiring Party may participate in the acquisition of

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such interest by paying its proportionate share of the total costs incurred by the Acquiring Party. However, such acquisition shall not apply to interests acquired as to depths above the base of the Weld (if any).

If the interest offered was acquired via a purchase of producing properties wherein such properties produce only from depths above the base of the Weld, then a Non-acquiring Party may participate in the acquisition of such interest (as to those depths below the base of the Weld only) by paying its proportionate share of the lesser of, i) one-half of the original bonus paid the Minerals Management Service for the OCS lease, (or portion thereof), being offered by the Acquiring Party or one-half of those costs actually incurred in the drilling of that wellbore or wellbores acquired by the Acquiring Party (exclusive of any Export Pipelines, Platforms or Processing Facilities ) pursuant to its purchase agreement for the producing properties.

If drilling, seismic, or other operations are not required to acquire the interest, Non-acquiring Party(ies) shall have fifteen (15) days from receipt of notice thereof in which to elect to participate in such acquisition. Failure to notify the Acquiring Party of its election within fifteen (15) days shall be deemed an election by the Non-acquiring Party(ies) not to participate.

If the acquisition requires drilling, seismic, or other operations to depths below the base of the Weld, the election of a Non-acquiring Party(ies) to participate in such operations shall be deemed an election to participate in all of the terms and conditions of the agreement governing such operations, to the extent necessary to acquire the interest. No party shall be required to make such election more than one hundred fifty (150) days nor less than fifteen (15) days prior to commencement of initial operations.

If the acquisition requires drilling, seismic, or other operations to depths above the base of the Weld, which operations shall result in the Acquiring Party earning interest as to depths below the base of the Weld, then the interest acquired thereby shall not be offered pursuant to this Article 26.4. This provision shall apply even if the Acquiring Party earns an interest in lands below the base of the Weld as a result of operations conducted only to depths above the base of the Weld.

To receive an assignment of its proportionate share of the interest acquired as a result of conducting drilling, seismic, or other operations on the AMI, a Non-acquiring Party must have: (1) participated in all operations necessary for the acquisition of the interest, including, but not limited to, completion operations and also must have paid all costs and expenses incurred in connection therewith; and (2) participated in accordance with the terms, provisions, covenants, and conditions of the agreements governing the acquisition of interest. At such time the Non-acquiring Party(ies) shall become an Acquiring Party(ies). The Acquiring Parties shall then share in the acquisition in the proportion that each such Acquiring Party's respective working interest, as set forth in the JOA bears to the sum of the working interests of the all Acquiring Parties. On receipt of an invoice from the Acquiring Party setting forth in detail the cost and

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expense of the acquisition, the other Acquiring Party(ies) shall promptly reimburse the original Acquiring Party for its proportionate share thereof. The original Acquiring Party shall then promptly assign to the other Acquiring Party(ies) its proportionate interest in the acquisition.

If all Parties to this Agreement elect to participate in any acquisition, then any such acquired interest shall thereafter be subject to the JOA and the Parties shall amend Exhibit "A" thereof, to reflect the newly acquired interest. Such amendment shall be effective with the award of a lease or the effective date of any such transfer; and shall be executed by the Parties within ninety
(90) days from lease issuance or the effective date of the assignment of interest. If less than all Parties elect to participate in an acquisition, the Acquiring Party or Parties will execute an agreement to cover such acquisition in substantially the same form as this Agreement.

In the event that the lease acquisition involves a third party (not a Party to this Agreement), the Parties agree to utilize the form of JOA as the starting point for negotiation of a mutually acceptable form of operating agreement with the third party.

The AMI for each Prospect shall be in effect until the date of commencement of the Third Well or upon termination of the APA (on a Prospect by Prospect basis), whichever occurs first, but in no case to go beyond June 1, 2006.